UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2015

Eclipse Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36511	46-4812998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania	16803
(Address of principal executive offices)	(Zip Code)

(814) 308-9754

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2015, Eclipse Resources Corporation (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Eclipse Resources I, LP, a wholly owned subsidiary of the Company (“Eclipse I”), as borrower, the Company, the Bank of Montreal, as administrative agent and issuing bank, KeyBank National Association, as syndication agent, and each of the lenders party thereto. The Credit Agreement provides for a revolving credit facility (the “Revolving Credit Facility”) of up to $500 million, subject to borrowing base availability, and is scheduled to mature on January 15, 2018. The borrowing base under the Revolving Credit Facility was $100.0 million as of the effective date of the Credit Agreement and is subject to periodic redeterminations based on the Company’s oil and gas reserves. As of January 12, 2015, Eclipse I had no borrowings and approximately $26.9 million of outstanding letters of credit, resulting in borrowing availability of approximately $73.1 million under the Revolving Credit Facility.

The Credit Agreement amended and restated Eclipse I’s existing credit agreement, dated as of February 18, 2014, as amended (the “Existing Agreement”). The primary change effected by the Credit Agreement was to add the Company as a party to the Credit Agreement and thereby subject it to the representations, warranties, covenants and events of default provisions thereof. Relative to the Existing Agreement, the Credit Agreement also (i) requires financial reporting regarding, and tests financial covenants with respect to, the Company rather than Eclipse I, (ii) increases the basket sizes under certain of the negative covenants, and (iii) includes certain other changes favorable to Eclipse I. Other terms of the Credit Agreement remain generally consistent with the Existing Agreement.

The Revolving Credit Facility is secured by mortgages on substantially all of Eclipse I’s properties and guarantees from the Company and its subsidiaries (other than immaterial subsidiaries). Interest is payable at a variable rate based on LIBOR or the prime rate based on Eclipse I’s election at the time of borrowing.

The Revolving Credit Facility contains restrictive covenants that may limit the Company and its subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	sell assets;

•	make loans to others;

•	make investments;

•	enter into mergers;

•	hedge future production;

•	change the nature of its business;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

The Revolving Credit Facility will also require the Company to maintain the following two financial ratios:

•	a current ratio, which is the ratio of the Company’s consolidated current assets (including, among other items, unused commitment under the Revolving Credit Facility) to the Company’s consolidated current liabilities of 1.0 to 1.0 at the end of each fiscal quarter; and

•	a minimum interest coverage ratio, which is the ratio of consolidated EBITDAX to consolidated cash interest expense, of not less than 2.5 to 1.0 at the end of each fiscal quarter.

The description of the Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of January 12, 2015, by and among Eclipse Resources I, LP, as borrower, Eclipse Resources Corporation, the Bank of Montreal, as administrative agent and issuing bank, KeyBank National Association, as syndication agent, and each of the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Christopher K. Hulburt
Name:	Christopher K. Hulburt
Title:	Executive Vice President, Secretary and General Counsel

Date: January 14, 2015

Index to Exhibits

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement, dated as of January 12, 2015, by and among Eclipse Resources I, LP, as borrower, Eclipse Resources Corporation, the Bank of Montreal, as administrative agent and issuing bank, KeyBank National Association, as syndication agent, and each of the lenders party thereto.